BlackRock Florida Municipal Bond Fund

FILE #811-04375

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	ISSUE SIZE	AMOUNT PURCHASED	LIST OF UNDERWRITERS
05/17/2007	Miami-Dade County Intl Airport	600,000,000	1,600,000

UBS Investment Bank; Citigroup Global Markets Inc.; Morgan Stanley & Co. Incorporated; Ramirez & Co., Inc.; Siebert Brandford Shank & Co. LLC; Banc of America Securities LLC; Butler Wick & Co., Inc.; Estrada Hinojosa & Company, Inc.; Goldman, Sachs & Co.; Jackson Securities, LLC; Loop Capital Markets, LLC; Merrill Lynch & Co.; M.R. Beal & Company; Rice Financial Products Company

07/20/2007	School Board Collier County Florida	96,205,000	1,000,000	A.G. Edwards, UBS Securities LLC, Citigroup Global Markets, Merrill Lynch & Co., Raymond James, Morgan Stanley & Co. Inc., Banc of America Securities LLC, RBC Capital Markets
03/07/2008	PUERTO RICO COMWLTH AQUEDUCT & SWR	1,316,204,456	2,200,000

Citigroup Global Markets Inc., Morgan Stanley & Co. Incorporated, Bear, Stearns & Co. Inc, Banc of America Securities LLC, BBVAPR MSD, DEPFA First Albany Securities LLP, Eurobank MSD, Goldman, Sachs & Co., JP Morgan, Lehman Brothers, Loop Capital Markets, Merrill Lynch & Co., Oppenheimer & Co. Inc., Oriental Financial Services, Popular Securities, RBC Capital Markets, Samuel Ramirez & Co., Santander Securities, Scotia Capital, UBS Investment Bank, Wachovia Capital Markets, LLC

04/15/2008	JAE Florida St. Johns River Power Park	125,000,000	700,000	J.P. Morgan Securities Inc., Bear, Stearns & Co. Inc, Goldman, Sachs & Co., Citi, Banc of America Securities LLC, Morgan Stanley, UBS Investment Bank, Merrill Lynch & Co.